Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in the Pre-Effective Amendment No.2 to the Registration Statement on Form S-1 of Technest Holdings, Inc. of our report dated May 12, 2011, relating to our audits of the consolidated financial statements of AccelPath, LLC, as of June 30, 2010 and 2009 and for the year ended June 30, 2010 and the initial period ended June 30, 2009, and to the use of our name and the reference to us appearing under the heading “Experts” in this Registration Statement.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

February 2, 2012